1700 One Leadership Square
211 North Robinson
Oklahoma City, Oklahoma 73102
405.272.5711 Phone
405.232.2695 Fax
www.cwlaw.com

May 22, 2009

Perma-Fix Environmental Services, Inc.
8302 Dunwoody Place, #250
Atlanta, Georgia  30350

Re:	Perma-Fix Environmental Services, Inc.; Amendment No. 1 to Registration Statement on Form S-3 covering 5,000,000 Shares of Common Stock and the Rights attached thereto; Our File No. 7034.2

Ladies and Gentlemen:

At the request of Perma-Fix Environmental Services, Inc. (the "Company"), we have examined the Amendment No. 1 to Form S-3 Registration Statement (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), in connection with the registration of up to 5,000,000 shares of the Company’s common stock, par value $.001 per share (the “Shares”) and the Rights attached to such Shares pursuant to the Company’s Rights Agreement, dated May 2, 2008, between the Company and Continental Stock Transfer & Trust Company, as Rights Agent (the “Rights Plan”).  The Shares are to be offered and sold in the manner set forth in the Registration Statement, the Prospectus contained therein (the “Prospectus”) and any related supplement to the Prospectus (the “Prospectus Supplement”).  This opinion is provided pursuant to the requirements of Item 16 of Form S-3 and Item 601(b)(5) of Regulation S-K  promulgated under the Act.

We have examined such instruments, corporate records, certificates of officers, other documents and questions of law, as we have considered necessary or appropriate for the purposes of this opinion, including, without limitation, the Rights Plan. In such examination, we have assumed (a) the authenticity of original documents and the genuineness of all signatures, (b) the conformity to the originals of all documents submitted to us as copies and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents instruments and certificates we have reviewed.

On the basis of such examination, review, and assumptions, we are of the opinion that (a) the Shares, when issued and sold in the manner described in the Registration Statement, the Prospectus and the Prospectus Supplement, will be validly issued, fully paid, and nonassessable shares of common stock of the Company, and (b) the Rights attached to the Shares, when issued pursuant to the terms of the Rights Plan, will be validly issued.

Dallas, TX       ·       Houston, TX       ·       NW Arkansas       ·       Oklahoma City, OK       ·       Santa Fe, NM       ·       Tulsa, OK       ·       Washington D.C.

Conner & Winters, LLP	Founded in 1933

Perma-Fix Environmental Services, Inc.
May 22, 2009

We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement and to the use of our name wherever it appears in the Registration Statement, the Prospectus, the Prospectus Supplement and in any amendment or supplement thereto.  In giving such consent, we do not believe that we are “experts” within the meaning of such term as used in the Act or the rules and regulations of the Securities and Exchange Commission issued thereunder with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,

/s/ Conner & Winters, LLP

CONNER & WINTERS, LLP.